Exhibit 10.3

LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”) is dated as of [●], by and among Astro Digital Holdings, Inc., a Delaware corporation (“Parent”) (formerly known as Proem Acquisition Corp I, a Cayman Islands exempted company prior to its domestication as a Delaware corporation), Proem SPAC Partners I LLC, a Cayman Islands limited liability company (the “Sponsor”), certain former stockholders, officers and directors of Astro Digital US, Inc., a Delaware corporation (the “Company”), identified on the signature page and as set forth on Schedule I hereto (such stockholders, the “Company Holders”) and other persons and entities (collectively with the Sponsor, the Company Holders and any person or entity who hereafter becomes a party to this Agreement, the “Holders” and each, a “Holder”).

A. Parent, the Company, PAAC Merger Sub I, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub I”), and PAAC Merger Sub II, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Parent (“Merger Sub II”), have entered into that certain Merger Agreement dated as of September 25, 2026 (as amended or modified from time to time, the “Merger Agreement”). Capitalized terms used, but not otherwise defined, herein shall have the meanings ascribed to such terms in the Merger Agreement.

B. On the date hereof, pursuant to the Merger Agreement, the Company Holders received Parent Common Shares in connection with the transactions contemplated therein.

C. As a condition of, and as a material inducement for Parent to enter into and consummate the transactions contemplated by the Merger Agreement, the Holders have agreed to execute and deliver this Agreement.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

AGREEMENT

1. Lock-Up.

(a) During the Lock-up Period provided in Section 1(d) hereof, each Holder agrees that it, he or she will not (i) offer, sell, contract to sell, hypothecate, pledge, encumber, grant any option to purchase or otherwise dispose of, directly or indirectly, any of the Lock-up Shares (as defined below), establish or increase a put equivalent position or liquidate with respect to or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Commission promulgated thereunder with respect to, any of the Lock-up Shares, or (ii) enter into any swap, hedge or other arrangement that transfers to another person, in whole or in part, any of the economic or voting consequences of ownership of the Lock-up Shares, whether any such transaction is to be settled by delivery of any such Lock-up Shares, in cash or otherwise, (iii) publicly disclose the intention to make or to enter into any transaction specified in clause (i) or (ii) above (such transaction, a “Transfer”), or (iv) engage in any Short Sales (as defined below) with respect to any Parent Common Shares. For the avoidance of any doubt, Holder shall retain all of its rights as a stockholder of Parent during the Lock-up Period, including the right to vote, and to receive any dividends and distributions in respect of, any Lock-up Shares.

(b) In furtherance of the foregoing, during the Lock-up Period, Parent will (i) place a stop order on all the Lock-up Shares, including those which may be covered by a registration statement or prospectus, and (ii) notify Parent’s transfer agent in writing of the stop order and the restrictions on the Lock-up Shares under this Agreement and direct Parent’s transfer agent not to process any attempts by any Holder to resell or transfer any Lock-up Shares, except in compliance with this Agreement. In addition to any other applicable legends, each certificate or book entry position representing the Lock-up Shares shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SHARES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF [●], BY AND AMONG THE ISSUER OF SUCH SHARES (THE “ISSUER”) AND THE ISSUER’S STOCKHOLDER NAMED THEREIN. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(c) For purposes hereof, “Short Sales” include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers.

(d) The term “Lock-up Period” means the shorter period of the earlier of (i) six months after the Closing Date and (ii) subsequent to the Closing Date, (x) the date on which the last reported sale price of the Parent Common Shares equals or exceeds $12.50 per share (as adjusted for stock splits, reverse stock splits, stock dividends or distributions, recapitalizations, reclassifications, combinations, subdivisions, exchanges of shares or other similar events) for any 20 trading days within any 30-trading day period after the Closing Date, or (y) the date on which Parent completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of its holders of Parent Common Shares having the right to exchange their Parent Common Shares for cash, securities or other property.

(e) The term “Lock-up Shares” means the Parent Common Shares and any other equity securities convertible into or exercisable or exchangeable for or representing the rights to receive Parent Common Shares, if any, held by the Holders immediately following the Closing (after effecting the Repurchase); provided, however, that the Sponsor’s Lock-up Shares shall consist solely of its founder shares (as defined in the Prospectus) (including any such founder shares purchased, received or otherwise acquired in the Interim Period) that were converted into Parent Common Shares in connection with the Domestication (excluding any Parent Common Shares transferred to the PIPE Investors in connection with the PIPE Financing that are subject to the Insider Letter) (the “Unlocked Sponsor Shares”). For the avoidance of doubt, all other securities of Parent held by the Sponsor shall be freely transferable and shall not be subject to any lock-up restrictions under this Agreement or otherwise. Notwithstanding the foregoing, the Lock-up Shares shall not include (i) Parent Common Shares acquired by any such Holder in compliance with this Agreement in open market transactions or any public or private capital raising transactions of Parent after the Closing Date or (ii) the Parent Common Shares held by any Holder subject to the Repurchase (such Parent Common Shares, together with the Unlocked Sponsor Shares, the “Unlocked Shares”).

2. Beneficial Ownership. Each Holder hereby represents and warrants that it, he or she does not beneficially own, directly or through its nominees (as determined in accordance with Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder), any Parent Common Shares, or any economic interest in or derivative of such shares, other than the Lock-up Shares, as set forth on Schedule I attached hereto, or Unlocked Shares.

3. Permitted Transfers. Notwithstanding the foregoing, and subject to the conditions below, a Holder may Transfer Lock-up Shares in connection with, as applicable, (i) transfers or distributions to such Holder’s current or former general or limited partners, managers or members, shareholders, other equity holders, consultants or direct or indirect affiliates (within the meaning of Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”)), including any investment fund, special purpose vehicle or other entity that controls or manages, is under common control or management with, or is controlled or managed by, such Holder, or to the estates of any of the foregoing; (ii) a bona fide gift or gifts to a member of such Holder’s immediate family or to a trust, the beneficiary of which is such Holder or a member of such Holder’s immediate family for estate planning purposes, or to a charitable organization; (iii) a will, testamentary document or the laws of descent and distribution upon death of such Holder; (iv) a qualified domestic relations order or as required by a divorce settlement; (v) transfers to Parent’s current or former officers, directors or their affiliates; (vi) a bona fide third-party tender offer, merger, stock sale, recapitalization, consolidation or other transaction involving a change of control of Parent or which results in all of the holders of Parent Common Shares having the right to exchange their Parent Common Shares for cash, securities or other property subsequent to the consummation of such transaction; provided, however, that in the event that such tender offer, merger, recapitalization, consolidation or other such transaction is not completed, the Lock-up Shares subject to this Agreement shall remain subject to this Agreement; (vii) to a nominee or custodian of a person or entity to whom a transfer would be permissible under clauses (i) through (v) above; and (viii) to the extent required by any legal or regulatory order; provided, however, that, in the case of any transfer pursuant to the foregoing clauses (i) through (v) and (vii), it shall be a condition to any such transfer that (a) the transferee/donee executes and delivers to Parent a joinder, in form reasonably satisfactory to Parent, to this Agreement (including, without limitation, the restrictions set forth in this Agreement and the applicable Lock-up Period) to the same extent as if the transferee/donee were a party hereto, (b) each party (donor, donee, transferor or transferee) shall not be required by law (including without limitation the disclosure requirements of the Securities Act and the Exchange Act) to make, and shall agree to not voluntarily make, any filing or public announcement of the transfer or disposition prior to the expiration of the applicable Lock-up Period, and (c) no transfer pursuant to this Section 3 shall be made to any person that is a “foreign person” as defined in 31 C.F.R. § 800.224 without the prior written consent of the Board of Directors of Parent (which consent may be withheld in the Board’s sole discretion if the Board determines, after consultation with outside counsel, that such transfer could reasonably be expected to (x) constitute a “covered transaction” or “covered investment” within the meaning of 31 C.F.R. Parts 800 or 802, (y) trigger a mandatory or voluntary filing obligation with the Committee on Foreign Investment in the United States, or (z) otherwise implicate national security review under Section 721 of the Defense Production Act of 1950, as amended).

4. Representations and Warranties. Each of the parties hereto, by their respective execution and delivery of this Agreement, hereby represents and warrants to the others that (a) such party has the full right, capacity and authority to enter into, deliver and perform its respective obligations under this Agreement, (b) this Agreement has been duly executed and delivered by such party and is a binding and enforceable obligation of such party, enforceable against such party in accordance with the terms of this Agreement, and (c) the execution, delivery and performance of such party’s obligations under this Agreement will not conflict with or breach the terms of any other agreement, contract, arrangement, commitment or understanding to which such party is a party or to which the assets or securities of such party are bound. Each Holder has independently evaluated the merits of his/her/its decision to enter into and deliver this Agreement, and such Holder confirms that he/she/it has not relied on the advice of the Company, the Company’s legal counsel, Parent, Parent’s legal counsel, or any other person.

5. No Additional Fees/Payment. Other than the consideration specifically referenced herein, the parties hereto agree that no fee, payment or additional consideration in any form has been or will be paid to any Holder in connection with this Agreement.

6. Notices. Any notices required or permitted to be sent hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (i) if by hand or nationally recognized overnight courier service, by 5:00PM on a Business Day, addressee’s day and time, on the date of delivery, and if delivered after 5:00PM on the first Business Day, addressee’s day and time, after such delivery; (ii) if by electronic mail, on the date that transmission with affirmative confirmation of receipt; or (iii) three (3) Business Days after mailing by prepaid certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

(a) If to Parent, to:

Astro Digital Holdings, Inc.

7815 Shaffer Parkway

Littleton, CO 80127

Attention: Michael Wilson, Chief Financial Officer
E-mail: michael.wilson@astrodigital.com

with a copy to (which copy shall not constitute notice):

Broadfield US LLP

488 Madison Avenue, 22nd Fl

New York, NY 10022

Attention: Michael A. Smith; Christopher Hagenbuch

E-mail: michaelsmith@broadfieldlaw.com;

christopherhagenbuch@broadfieldlaw.com

(b) If to a Holder, to the address set forth on Schedule I attached hereto;

or to such other address(es) as any party may have furnished to the others in writing in accordance herewith.

Notices or other communications to any other Holder that becomes a party hereto pursuant to Section 1 shall be delivered to the address set forth in the applicable joinder agreement or other instrument executed by such Holder and binding such Holder to the terms of this Agreement.

7. Enumeration and Headings. The enumeration and headings contained in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

8. Counterparts. This Agreement may be executed in any number of original, electronic or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

9. Successors and Assigns. This Agreement and the terms, covenants, provisions and conditions hereof shall be binding upon, and shall inure to the benefit of, the respective heirs, successors and assigns of the parties hereto. Each Holder hereby acknowledges and agrees that this Agreement is entered into for the benefit of and is enforceable by Parent and its successors and assigns. No party hereto may, except as set forth herein, assign either this Agreement or any of its rights, interests, or obligations hereunder, including by merger, consolidation, operation of law or otherwise, without the prior written consent of the other parties. Any purported assignment or delegation in violation of this paragraph shall be void and ineffectual, and shall not operate to transfer or assign any interest or title to the purported assignee.

10. Severability. This Agreement shall be deemed severable, and a determination by a court or other legal authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, the parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid or unenforceable provision as may be possible and be valid and enforceable.

11. Entire Agreement; Amendment. This Agreement and the other agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior and contemporaneous understandings and agreements related hereto (whether written or oral), to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. No provision of this Agreement may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein, there is no condition precedent to the effectiveness of any provision hereof. This Agreement may not be changed, amended or modified as to any particular provision, except by a written instrument executed by all parties hereto, and cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

12. Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as may reasonably be considered within the scope of such party’s obligations hereunder, in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

13. No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

14. Dispute Resolution. Sections 12.15 and 12.16 of the Merger Agreement are incorporated by reference herein to apply with full force to any disputes arising under this Agreement and shall survive Closing of the Merger Agreement.

15. Governing Law. Section 12.7 of the Merger Agreement is incorporated by reference herein to apply with full force to any disputes arising under this Agreement.

16. Specific Performance. The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each party shall be entitled to an injunction or injunctions to prevent any breach, or threatened breach, of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

17. Termination. Notwithstanding anything to the contrary contained herein, this Agreement and all rights and obligations of the parties hereunder shall automatically terminate and be of no further force or effect upon the expiration of the Lock-up Period; provided that, such termination shall not affect any liability on the part of any party for (i) a material breach of any covenant or agreement set forth in this Agreement prior to such termination or (ii) Fraud.

18. Prior Agreement. For those parties to the Letter Agreement dated February 11, 2026 with Parent (the “Letter Agreement”) which are also parties to this Agreement, the lock-up provisions in this Agreement shall supersede the lock-up provisions in the Letter Agreement, including, for avoidance of doubt, Section 8 of the Letter Agreement. Such provisions of the Letter Agreement shall be of no further force or effect as to such parties. This Agreement constitutes the exclusive and controlling lock-up instrument for all Holders with respect to their Lock-up Shares, and in the event of any conflict between the lock-up provisions of this Agreement and any lock-up provisions contained in any other Ancillary Agreement or other agreements entered into by the parties hereto, the provisions of this Agreement shall control.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

PARENT:

ASTRO DIGITAL HOLDINGS, INC.

By:
Name:
Title:

HOLDER:

[_____________]

By:
Name:
Title:

[Signature Page to Lock-Up Agreement]

Schedule I

Lock-up Shares1

Holder Name	Address	Lock-Up Shares

[1]	Note: To include (i) the Sponsor, (ii) the other Parent equityholders party to the Parent Support Agreement and their Permitted Transferees (as defined therein) and (iii) the Company Stockholders party to the Company Support Agreement and their Permitted Transferees (as defined therein).